AMENDMENT TO THE
TRUST FOR ADVISED PORTFOLIOS
FUND ADMINISTRATION SERVICING AGREEMENT

THIS AMENDMENT dated as of the [   ] day of [      ], 2016, to the Fund Administration Servicing Agreement dated as of January 1, 2014, as amended (the “Agreement”), is entered into by and between TRUST FOR ADVISED PORTFOLIOS, a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add the
Miller Opportunity Trust and the Miller Income Fund; and

WHEREAS, Section 11 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the Agreement and add the following series of Trust for Advised Portfolios:

Exhibit N, the Miller Funds is hereby added and attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TRUST FOR ADVISED PORTFOLIOS

By: ______________________________

Name: Christopher E. Kashmerick

Title: President
U.S. BANCORP FUND SERVICES, LLC

By: ________________________________

Name: Michael R. McVoy

Title:  Executive Vice President

 Exhibit N to the Trust for Advised Portfolios Fund Administration Servicing Agreement

Name of Series
Miller Opportunity Trust
Miller Income Fund

Fund Accounting, Fund Administration & Portfolio Compliance, and Chief Compliance Officer (CCO) Services Fee Schedule at [       ], 2016

Annual Fee Based Upon Average Net Assets Per Fund Complex (Assumes [  ] Funds [  ] Cusips)*
__ basis points on the first $__
__basis points on the next $__
__ basis points on the next $__
__basis point on the balance above $__
Minimum monthly fee:  $__per fund Complex

▪ Includes up to __classes of shares for each fund (addition classes at $__base)

Services Included in Annual Fee Per Fund
▪	Advisor Information Source – On-line access to portfolio management and compliance information.
▪	Daily Performance Reporting – Daily pre and post-tax fund and/or sub-advisor performance reporting.
▪	USBFS Legal Administration (e.g., registration statement update)

Pricing Services
▪	$__- Domestic Equities, Options, ADRs, Foreign Equities
▪	$__- Domestic Corporates, Convertibles, Governments, Agencies, Futures, Forwards, Currency Rates, Mortgage Backed
▪	$__- CMOs, Municipal Bonds, Money Market Instruments, Foreign Corporates, Convertibles, Governments, Agencies, Asset Backed, High Yield
▪	$__- Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps
▪	$__- Bank Loans
▪	$__- Swaptions
▪	$__- Credit Default Swaps
▪	$__ per Month Manual Security Pricing (>__per day)

Fair Value Services (Charged at the Complex Level)
▪	$__per security on the First __ Securities
▪	$__per security on the Balance of Securities

NOTE: Prices above are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change.  Use of alternative and/or additional sources may result in additional fees.

Corporate Action Services
▪	$__per Foreign Equity Security per Month
▪	$__per Domestic Equity Security per Month

Factor Services (security paydown factor data)
▪	$__per CMOs, Asset Backed, Mortgage Backed Security per Month

Chief Compliance Officer Annual Fees (Per Advisor Relationship per Fund)*
▪	$__for the first fund (subject to Board approval)
▪	$__for each additional fund (subject to change based on Board review and approval)
▪	$__per sub-advisor per fund

Third Party Administrative Data Charges (descriptive data for each security)
▪	$__ per security per month for fund administrative

Legal Fees for the reorganization
▪	USBFS will charge $__for the reorganization of each fund plus trust (outside) counsel fees will apply

Prices above are based on using U.S. Bancorp standard data pricing services and are subject to change.

Exhibit N (continued) to the Trust for Advised Portfolios Fund Administration Servicing Agreement

Fund Accounting, Fund Administration & Portfolio Compliance, and Chief Compliance Officer (CCO) Services Fee Schedule (continued) at [     ], 2016

Miscellaneous Expenses
Including but not limited to, SWIFT processing, customized reporting, third-party data provider costs (including Bloomberg, S&P, Moody’s, Morningstar GICS, MSCI, Lipper, etc.), postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses related to and including travel to and from Board of directors meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary) and CCO team travel related costs to perform due diligence reviews at advisor or sub-advisor facilities.

Additional Services
Available but not included above are the following services – additional legal administration (e.g., subsequent new fund launch), daily compliance testing, Section 18 compliance testing, Section 15(c) reporting, equity & fixed income attribution reporting, electronic Board book portal (BookMark), and additional services mutually agreed upon.
* Subject to annual CPI increase - All Urban Consumers - U.S. City Average.
Fees are calculated pro rata and billed monthly.

Fund Administration & Compliance Portfolio Services
 Supplemental Services Fee Schedule at [      ], 2016

Additional Legal Administration Services
▪	Subsequent new fund launch – $__per project
▪	Subsequent new share class launch – $__per project
▪	Multi-managed funds – as negotiated based upon specific requirements
▪	Proxy – as negotiated based upon specific requirements

Section 18 Compliance Testing
▪	$__set up fee per fund complex
▪	$__per fund per month

Section 15(c) Reporting
▪	$__per fund per report – first class
▪	$__ per additional class report

Equity & Fixed Income Attribution Reporting
▪	Fees are dependent upon portfolio makeup, services required, and benchmark requirements.

Advisor’s Signature below acknowledges approval of the fee schedules on this Exhibit N

LMM LLC

By:______________________________

Printed Name and Title: _____________________________    Date: ______________